Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cocrystal Pharma, Inc.

Tucker, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 31, 2017, relating to the consolidated financial statements and the effectiveness of Cocrystal Pharma, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Seattle, Washington

September 25, 2017